Exhibit 99.1

US UNWIRED INC. ANNOUNCES RECEIPT OF REQUISITE

CONSENTS TO AMEND THE INDENTURE GOVERNING ITS 13 3/8% SENIOR

SUBORDINATED DISCOUNT NOTES DUE 2009

LAKE CHARLES, LA (May 26, 2004)—US Unwired Inc. (OTCBB:UNWR)— US Unwired Inc. (US Unwired) announced today that pursuant to its previously announced tender offer and consent solicitation (the “Offer”) for any and all of its $400,000,000 aggregate face amount of 13 3/8% senior subordinated discount notes due 2009 (the “Notes”), that it has received the requisite consents to adopt the proposed amendments to the indenture governing the Notes. Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes under the indenture. The proposed amendments eliminate substantially all of the restrictive covenants and certain events of default in the indenture.

The Company and U.S. Bank National Association, in its capacity as Trustee under the indenture, executed a supplemental indenture setting forth the proposed amendments on May 25, 2004. Notes tendered pursuant to the Offer may no longer be validly withdrawn, and the related consents may no longer be validly revoked. The proposed amendments to the indenture will be of no effect if the Notes are not accepted for payment and paid for pursuant to the terms of the Offer. The proposed amendments are binding upon the holders of the Notes, including those not tendered into the Offer.

The consent solicitation period expired at 5:00 P.M., New York City time, on May 25, 2004. Holders that tender their Notes after such date and on or prior to 12:00 midnight, New York City time, on June 9, 2004, unless the Offer is extended, will receive the tender price of $1,020 per $1,000 face amount of Notes, but such tendering holders will not receive the consent payment that is payable to holders that tendered their Notes prior to the expiration of the consent solicitation period.

The announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 12, 2004.

Lehman Brothers is the sole Dealer Manager and Solicitation Agent for the Offer. Questions regarding the Offer may be directed to Lehman Brothers, Inc. Liability Management Group, at

(800) 438-3242 (US toll-free) and (212) 528-7581 (collect). Copies of the Offer to Purchase and Consent Solicitation Statement may be obtained from the Information Agent for the Offer, D.F. King & Co., Inc., at (800) 290-6431 (US toll-free) and (212) 269-5550 (collect).

About US Unwired

US Unwired Inc., headquartered in Lake Charles, La., holds direct or indirect ownership interests in five PCS Affiliates of Sprint: Louisiana Unwired, Texas Unwired, Georgia PCS, IWO Holdings and Gulf Coast Wireless. Through Louisiana Unwired, Texas Unwired, Georgia PCS and IWO Holdings, US Unwired is authorized to build, operate and manage wireless mobility communications network products and services under the Sprint brand name in 68 markets, currently serving over 600,000 PCS customers. US Unwired’s PCS territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee, Texas, Massachusetts, New Hampshire, New York, Pennsylvania, and Vermont. For more information on US Unwired and its products and services, visit the company’s web site at http://www.usunwired.com. US Unwired is traded on the OTC Bulletin Board under the symbol “UNWR”.

Contacts:	Investor Contact:
Ed Moise, Investor Relations
(337) 310-3500